UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 18, 2008

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com	98203-1264
(Address of principal executive offices and internet site)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following sections are lettered to correspond to the relevant sections of Item 5.02.

(b)  Resignation of Chief Financial Officer.  On December 19, 2008, we announced that Lanny H. Michael resigned as our Chief Financial Officer, effective December 18, 2008.

(c)  Appointment of Chief Financial Officer.  On December 18, 2008, our Board of Directors appointed Robert J. Driessnack to become Chief Financial Officer of Intermec, Inc., to replace Mr. Michael, effective upon commencement of Mr. Driessnack’s employment, which is expected to occur on January 19, 2009.

A copy of our press release regarding these announcements is filed herewith as Exhibit 99.1 and is hereby incorporated into this Item 5.02 by reference.

Prior to his election as our Chief Financial Officer, Mr. Driessnack, age 50, served as Vice President and Controller of HNI Corporation, a manufacturer and distributor of office furniture and hearth products, from 2004 until joining Intermec. Prior to assuming that position, from 2002-2004, Mr. Driessnack served as Vice President and Chief Financial Officer for the Retail Systems Division of NCR Corporation, a computer, retail and financial products manufacturing, service and distribution company.  He served as Vice President, Corporate Controller of NCR from 2000 to 2002, and Americas Region Controller of NCR from 1999 to 2000. Mr. Driessnack also held a number of other management positions at NCR since joining that company in 1989.

Mr. Driessnack’s employment with us has no specific term and is at will.  A description of the compensation arrangements for Mr. Driessnack is contained in paragraph (e), below, and is hereby incorporated into this Item 5.02(c) by this reference.

(e)  Compensation Arrangements for New Chief Financial Officer. The Compensation Committee of our Board of Directors approved the following compensation arrangements for Mr. Driessnack, effective upon commencement of his employment:
•	An annual base salary of $300,000
•	A cash signing and relocation bonus of $80,000, and
•
Eligibility for participation in the annual cash Management Incentive Compensation Plan (“MICP”), beginning in 2009.  The potential MICP payout to Mr. Driessnack at target performance will be 60% of his base salary paid during the period covered.

Mr. Driessnack also will be granted the following equity compensation, following his commencement of employment:

•
80,000 non-qualified stock options, with an exercise price equal to the fair market value of our common stock on the date of grant, vesting ratably over four years and expiring in 10 years.  These options will be granted at the next regular meeting of the Compensation Committee of our Board of Directors that follows Mr. Dreissnack’s commencement of employment.

•
26,666 “Performance Share Units” (“PSUs”) under our long-term incentive opportunity program (the “PSU Program”), for a performance cycle beginning in 2009. Under the PSU Program, Mr. Driessnack will be entitled to receive the same number of shares of our common stock upon target-level achievement of performance goals assigned by the Compensation Committee for that performance cycle.  The PSUs will be granted by the Compensation Committee when a performance cycle is established in 2009 for all eligible management.

In addition, Mr. Driessnack will be eligible for change of control and severance benefits applicable to Senior Vice Presidents.  Mr. Driessnack is required to enter into our standard agreements regarding non-disclosure, inventions and conflicts of interest.

Mr. Driessnack is eligible to receive full relocation benefits in accordance with our standard program. In addition, we will reimburse

•	Certain costs associated transporting and storing normal household goods,
•	Broker’s commissions and closing costs on the sale of his current residence, and
•	Loan fees and closing costs for the purchase of a new residence.

We also will reimburse Mr. Driessnack for additional federal income tax liability incurred if certain moving expenses are included in his earned income, subject to limitations based on actual salary and other deductions.

Under our Company relocation program, Mr. Driessnack must reimburse us for a pro rata portion of relocation costs incurred by the Company if he terminates his employment within one year from his start date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued by Intermec, Inc. dated December 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008	By:	/s/ Janis L. Harwell
Janis L. Harwell
Senior Vice President, General Counsel
and Corporate Secretary